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                                                            EXHIBIT 99.B2(j)(ii)

                                December 20, 2002

COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC

     RE: CUSTODIAN SERVICES FEES

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PFPC Trust Company ("PFPC Trust") under the terms of a Custodian Services Agreement dated December 20, 2002 between PFPC Trust and Columbia Management Multi-Strategy Hedge Fund, LLC ("you" or the "Fund"), as amended from time to time (the "Agreement") for services provided on behalf of each of the Fund's portfolios (the "Portfolios"). Pursuant to Section 12 of the Agreement, and in consideration of the services to be provided to each Portfolio, you will pay PFPC Trust certain fees and reimburse PFPC Trust for its out-of-pocket charges as follows:

ASSUMPTIONS:

Following are several of the assumptions used in preparing this fee letter; any material departure from these assumptions may result in a fee adjustment:

-  Portfolio will invest in U.S. funds denominated in U.S. dollars
- Cross-border trading and cross-currency settlements may result in a fee adjustment
-  Trade information to be transmitted electronically to PFPC Trust
-  Daily excess cash will be swept to the PNC Bank Money Market account
-  All foreign exchange contracts will be processed through PFPC Trust/PNC Bank
-  Daily and monthly reports will be accessed via the on-line data warehouse

ASSET BASED FEES:

     The following fee will be calculated daily based upon each Portfolio's average gross assets and payable monthly, in the following amounts:

     .005% of average gross assets.

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TRANSACTION CHARGES FOR U.S. SECURITIES:

     A transaction includes buys, sells, calls, puts, maturities, free deliveries, free receipts, exercised or expired options, opened or closed short sales and the movement for each piece of underlying collateral for a repurchase agreement, etc.

     DTC/Fed book entry                $  8.00
     Physical certificate              $ 20.00
     Options contract                  $ 30.00
     Futures margin variation          $ 10.00
     Short sale                        $ 15.00
     Trade revision/cancellation       $ 15.00
     Holdings charge                   $  2.00 per month per security

MINIMUM MONTHLY FEES:

     The minimum monthly fee will be $795 per Portfolio, excluding transaction charges and out-of-pocket and other charges.

OUT-OF-POCKET AND OTHER CHARGES:

     PFPC Trust's out-of-pocket and other charges, include, but are not limited to, global sub-custody charges, data warehouse access fees, federal express delivery, data transmissions, deconversion amounts, check processing fees, segregated accounts and federal reserve wire fees.

MISCELLANEOUS:

     With respect to any daily net overdrawn cash balances for a Portfolio, a monthly charge shall be assessed based on 110% of the average federal funds rate for that month.

     PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in writing by the Fund (from which PFPC Trust may receive compensation), so long as the vehicle or instrument is acceptable to PFPC Trust. PFPC Trust will credit the Fund with such sweep earnings on a monthly basis (less .25% of assets swept).

     The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

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                                         Very truly yours,

                                         PFPC TRUST COMPANY

                                         By: /s/ Neil Andrews
                                            -----------------------

                                         Name: Neil Andrews
                                              ---------------------

                                         Title:
                                               --------------------

Agreed and Accepted:

COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC

By: /s/ Kevin Connaughton
   ------------------------

Name: Kevin Connaughton
     ----------------------

Title: Treasurer
       --------------------

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